Independent Accountant's Acknowledgment Letter


The Stockholders and Board of Directors
State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-00000) and Post-Effective Amendment No. 1 to Registration Statement (No. 333-49143) on Form S-3 of State Street Corporation for the registration of its common stock, debt securities, preferred stock and capital securities, of our reports dated April 14, 1999, July 13, 1999 and October 18, 1999 relating to the unaudited consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively.


                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP

Boston, Massachusetts
April 3, 2000